Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Empresa Nacional de Electricidad S.A. (Endesa-Chile)

We consent to the incorporation by reference in this Registration Statement on Form F-3, of Endesa-Chile of our report dated March 27, 2014 with respect to the consolidated financial statements of financial position of Endesa-Chile and subsidiaries as of December 31, 2013, 2012 and January 1, 2012, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 20-F, as amended, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 27, 2014 on the consolidated financial statements of Endesa-Chile contains an emphasis of matter paragraph that states that the consolidated statements were retrospectively restated due to the application of International Financial Reporting Standards (IFRS) 11 “Joint Arrangements,” as indicated in Note 2.2 a) of the financial statements.

/s/ KPMG Auditores Consultores Ltda.

Santiago, Chile

April 3, 2014